Double Eagle Petroleum Company
P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR IMMEDIATE RELEASE
Date: April 13, 2006
Double Eagle Petroleum Reports Proved, Probable, and Possible Reserves
CASPER, Wyo., April 13 /PRNewswire-FirstCall/ — As previously reported, the estimated proved oil and gas reserves of Double Eagle Petroleum Co. (Nasdaq: DBLE), estimated by Netherland, Sewell & Associates, Inc. (NSAI) as of December 31, 2005, increased 34.7% to 49,033,832 mcfe from 36,391,029 mcfe at December 31, 2004. Today, Double Eagle also announced that NSAI has estimated Double Eagle’s probable and possible reserves on the Company’s acreage holdings to be 29,723,090 mcfe and 153,899,606 mcfe, respectively. The following table summarizes NSAI’s estimates.

Reserves	Estimated Mcfe
Proved Developed Producing	24,058,848
Proved Undeveloped	24,974,984

Total Proved	49,033,832

Probable	29,723,090
Possible	153,899,606
Probable and possible reserves are inherently riskier than proved reserves due to the fact that such well locations are either not direct offsets to existing wells or represent coal seams that have not yet produced in commercial quantities.
The estimated reserves within our two major projects are broken out below.
Eastern Washakie Coal Bed Natural Gas Play

	Gross
Proved	Wells	Estimated Mcfe
PDP	52	8,918,114
PUD	40	8,427,995

Total Proved	92	17,346,109

Probable	27	11,746,482
Possible	334	153,899,606

The drilling locations used to calculate these reserves are all located in what we believe to be the fairway of the play between a depth of 400 feet and 6,000 feet for the main coal in the Almond Formation of the Mesaverde Group. Double Eagle has under lease additional lands that fall outside these parameters that may be considered productive with further advances of completion procedures.
Pinedale Anticline

	Gross
Proved	Wells	Estimated Mcfe
PDP	57	12,673,175
PUD	69	16,546,989

Total Proved	126	29,220,164

Probable	88	17,976,278
Stephen H. Hollis, CEO of Double Eagle stated: “We are pleased with our reserve growth and look forward to turning our proved undeveloped, probable and possible locations into producing wells. Our finding costs were $0.66 per mcfe in 2005 as we participated in 104 wells. In 2006, we hope to drill at least four wildcats in addition to participating in over 100 development wells as we have for the last two years.” The four exploratory wells include the 8,000 foot Mesaverde test at South Fillmore that is waiting completion, a 12,350 foot Madison test at Cow Creek, a 15,750 foot Ten Sleep test at Christmas Meadows, and an 8,000 foot Ten Sleep test at our Rattlesnake Prospect.
Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as “probable” reserves and “possible” reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K File No. 0-6529, available from us at Computershare Investor Services, Inc. 350 Indiana St. Golden, CO 80401. You can also obtain this form from the SEC by calling 1-800-SEC-0330.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development focus on Southwestern Wyoming, the Powder River Basin and the Wind River Basin in Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.